                                                                   EXHIBIT 10.13

                             Dated 1 February 2001


                   BURLINGTON RESOURCES (IRISH SEA) LIMITED

                                    - and -

                                 DIFCO LIMITED




                          SALE AND PURCHASE AGREEMENT
                                EAST IRISH SEA

                                   CONTENTS

CLAUSE                                             PAGE
1.       DEFINITIONS                                 2

2.       CONDITIONS                                  5

3.       SALE AND PURCHASE                           6

4.       CONSIDERATION                               8

5.       PERIOD UNTIL COMPLETION DATE               10

6.       COMPLETION                                 12

7.       INDEMNITY                                  13

8.       WARRANTIES                                 14

9.       ANNOUNCEMENTS                              16

10.      NOTICES                                    17

11.      COSTS, EXPENSES AND DELAYED PAYMENT        17

12.      TAXATION                                   18

13.      VARIATION                                  19

14.      ASSIGNMENT                                 19

15.      FURTHER ASSURANCE                          19

16.      GENERAL                                    19

17.      GOVERNING LAW                              20

SCHEDULES

1.       WARRANTIES                                 22

2.       LICENCES INTEREST DOCUMENTS                25

3.       DRAFT LICENCE ASSIGNMENT                   43

4.       DRAFT OPERATING AGREEMENT NOVATION         46

5.       DRAFT ASSIGNMENT OF LICENCE INTEREST       50

6.       WORKING CAPITAL ADJUSTMENT                 52

7.       ALLOCATION OF PAST COSTS                   53

8.       EAST IRISH SEA ASSETS                      54

THIS AGREEMENT is made on 1 February 2001

BETWEEN:-

(1) BURLINGTON RESOURCES (IRISH SEA) LIMITED whose registered office is at One Canada Square, Canary Wharf, London E14 5AA (hereinafter referred to as "Buyer"); and

(2) DIFCO LIMITED whose registered office is at 12 St. James's Square, London SW1Y 4RB (hereinafter referred to as "Difco").

RECITALS

(A) The P706 Licensee is the present licensee under UK Petroleum Production Licence P706 dated 31 August 1989 currently comprising United Kingdom Continental Shelf Block 110/2b and 2c.

(B) The P543 Licensees are the present licensees under UK Petroleum Production Licence P543 dated 31 October 1985 currently comprising United Kingdom Continental Shelf Block 110/3c.

(C) The P099 Licensees are the present licensees under UK Petroleum Production Licence P099 dated 29 July 1970 currently comprising United Kingdom Continental Shelf Block 110/7a, 110/12a and 110/14.

(D) The P865 Licensees are the present licensees under UK Petroleum Production Licence P865 dated 4 March 1994 currently comprising United Kingdom Continental Shelf Block 110/7c.

(E) The P251 Licensees are the present licensees under UK Petroleum Production Licence P251 dated 6 July 1976 currently comprising United Kingdom Continental Shelf Block 110/8a (except that portion previously relinquished).

(F) The P261 Licensee is the present licensee under UK Petroleum Production Licence P261 dated 3 February 1978 currently comprising United Kingdom Continental Shelf Block 110/9a.

(G) The P287 Licensee is the present licensee under UK Petroleum Production Licence P287 dated 7 June 1978 currently comprising United Kingdom Continental Shelf Block 113/26a.


(H) The P547 Licensees are the present licensees under UK Petroleum Production Licence P547 dated 16 October 1985 currently comprising United Kingdom Continental Shelf Block 113/27a.

(I) The P706, P287 and P547 Licensees are the present parties to the Pre-Unitisation Agreement dated 13 February 1996 governing operations under P706, P287 and P547 on Blocks 110/2b, 113/26a and 113/27a.

(J) The P543 Licensees are the present parties to the P543 Joint Operating Agreement dated 14 July 1987 governing operations under P543 on Block 110/3c.

(K) Difco has a 10 per cent. beneficial interest in the Blocks 110/2b, 110/2c, 110/7a, 110/7c, 110/8a (except that portion previously relinquished), 110/9a, 110/12a, 110/14 and 113/26a and 113/27a.

(L)      Difco has a 4.3 per cent. beneficial interest in Block 110/3c.

(M) Difco has agreed to sell and Buyer has agreed to purchase all of Difco's interest under United Kingdom Production Licences P287, P706, P543, P865, P251, P261, P099, and P547.

(N) Difco has agreed to sell and Buyer has agreed to purchase all of Difco's interest under the P543 Joint Operating Agreement and the Pre-Unitisation Agreement referred to in Recital I which relates to Blocks 110/2b and 113/26a.

(O) Difco has agreed to sell and Buyer has agreed to purchase all of Difco's interest in the Blocks referred to in Recitals K and L.

(P) The Parties attach the utmost importance to the integrity of the package of assets comprising the Transferred Interests.

THE PARTIES AGREE AS FOLLOWS:-

1        DEFINITIONS

1.1 In this agreement (including the recitals and schedules hereto) the following words and expressions shall, except where the context otherwise requires, have the following respective meanings:-

         "Affiliate" means, in relation to any Party, any company which is a subsidiary of such Party or a company of which such Party is a subsidiary or a company which is another subsidiary of a company of which such Party is a subsidiary and in this definition of the word "subsidiary" has the meaning given to it in section 736 of the Companies Act 1985 as amended by section 144 of the Companies Act 1989;

         "Assignment Documents" means documents substantially in the form set out in schedules 3, 4 and 5 and such other documents as are necessary to effect the transfer of the Transferred Interests to Buyer and, where the context so admits, any one or more such documents;

         "Base Rate" means the mid-market London Interbank Offer Rate ("LIBOR") for three month deposits of Pounds Sterling or US dollars (as applicable) as quoted in the "Financial Times" on the Due Date plus 1%;

         "Benefit" means all income, rights, receipts and other benefits (including any interest which may be due on such income, rights, receipts and other benefits) net of operating costs and licence rentals in respect of the Transferred Interests;

         "Block" means a block as shown on the reference map deposited at the principal office of the Department of Trade and Industry;

         "Business Day" means a day (other than a Saturday or Sunday or a legal or public bank holiday in England) on which banks are or, as the context may require, were generally open for business in England and in Houston, Texas, USA;

         "Burlington" means Burlington Resources (Irish Sea) Limited and any of its relevant Affiliates;

         "Cash Call" means any request and/or demand by the Licence Operator (which shall include invoices generally) for payment pursuant to the JOA and any other agreement or arrangement related to the Transferred Interests;

         "Cash Calls Adjustment" means the sum calculated pursuant to clause
         4.4;

         "Completion" means the completion of the sale and purchase in respect of the Transferred Interests as provided for in clause 6;

         "Completion Date" means the date of Completion as determined in accordance with clause 6;

         "Consideration" means the consideration for the disposal of the Transferred Interests referred to in clause 4.1;

         "CT" means the tax applied pursuant to section 6 of the Income and Corporation Taxes Act 1988;

         "Data" means all data and information held by or on behalf of Difco and relating to the Transferred Interests (or any of them) including, without prejudice to the generality of the foregoing, accounts, tax information (specifically relating to the Transferred Interests), books, contracts, correspondence, information, data and reports (including without limitation petroleum engineering, reservoir engineering, drilling, geological, geophysical and all other kinds of technical data and reports, maps, samples, well-logs and analyses (including feasibility studies and market analyses) in whatever form the same are maintained) but excluding Traded Data;

         "Disclosure Letter" means a letter of even date herewith addressed by Difco to Buyer disclosing exceptions to the representations and warranties in clause 8 and schedule 1;

         "Dollars" or "$" means the lawful currency of the United States of America;

         "Due Date" means the date on which a payment is due to be paid (or from which interest is to be calculated under clause 4.1(c)) in accordance with the terms of this agreement;

         "Economic Date" means 1 January 2000 in respect of the Transferred Interests;

         "Economic Adjustment Period" means the period from the Economic Date to the Completion Date;

         "Force Majeure" means any event which is beyond the control of Difco or Buyer as the case may be, which would entitle any party to an agreement relating to the Transferred Interests to invoke force majeure under such agreement;

         "Income Adjustment" means the sum calculated pursuant to clause 4.5;

         "JOA" means the Joint Operating Agreement governing operations for Licence P543 (Blocks 110/3b and 3c) made on 14 July 1987 between (1) Canada North West Exploration Ltd, (2) Canada North West (U.K.) Ltd,
         (3) Fynegold Petroleum Limited, (4) Teredo Oils Ltd, (5) Toredo Exploration Ltd, and (6) Taylor Woodrow Energy Ltd, as subsequently amended and novated; and the Joint Operating Agreements governing operations for the following Licences and Blocks made on 30 October 1998 between (1) Difco and (2) Burlington Resources (Irish Sea) Limited, as subsequently amended and novated:

                 --------------------------- ------------------------
                 Licence                     Block
                 --------------------------- ------------------------
                 P099                        110/7a
                 --------------------------- ------------------------
                 P099                        110/12a
                 --------------------------- ------------------------
                 P099                        110/14
                 --------------------------- ------------------------
                 P251                        110/8a
                 --------------------------- ------------------------
                 P261                        110/9a
                 --------------------------- ------------------------
                 P287                        113/26a
                 --------------------------- ------------------------
                 P547                        113/27a
                 --------------------------- ------------------------
                 P706                        110/2b
                 --------------------------- ------------------------
                 P706                        110/2c
                 --------------------------- ------------------------
                 P865                        110/7c F1
                 --------------------------- ------------------------
         "Licence" means one or all of the UK Petroleum Production Licences referred to in the recitals above;

         "Licence Interest Documents" means the documents specified in schedule 2 and, where the context so admits, any one or more of such documents;

         "Licence Operator" means Burlington or Kerr-McGee Resources (U.K.) Limited in its capacity as operator (under and as defined in the relevant JOA or PUA);

         "Mineral Extraction Allowances" means the allowances which are available under Parts IV and VII of the Capital Allowances Act 1990;

         "Party" or "Parties" means a party or parties, respectively, to this agreement;

         "Petroleum" has the meaning ascribed to it in the Licence;

         "Plant and Machinery Allowances" means the allowances available under
         Part II of the Capital Allowances Act 1990;

         "PUA" means the Pre-Unitisation Agreement which applies to Blocks 110/2b, 113/26a, 113/27a made on the 13 February 1996 between (1) BG Exploration and Production Ltd and (2) Purbeck Exploration Limited;

         "Referenced Interest Rate" means interest at the Base Rate from (save where expressed to the contrary) the Economic Date until payment of the sum due is made, including the former date but excluding the latter;

         "Secretary" means the Secretary of State for Trade and Industry;

         "Secretary's Consents" means the consents and approvals of the Secretary referred to in clause 2.1(a);

         "Sterling", "Pounds Sterling" or "(pound)" means the lawful currency of the United Kingdom;

         "Traded Data" means data which relates to the Transferred Interests and which has been acquired by trade, purchase or otherwise by or on behalf of Difco (either alone or in conjunction with other parties) from a third party or parties, where (after a good faith endeavour on behalf of Difco to obtain permission to disclose or transfer such data) such data cannot be provided to Buyer because such disclosure or transfer is prohibited by the agreement under which it was acquired or any other contract applicable thereto;

         "Transferred Interests" means all of Difco's legal and beneficial interests in and under the Licence Interest Documents together with all rights, obligations and liabilities attaching thereto or deriving therefrom, including but not limited to:-

         (a) the right to take and receive the consequent share of all Petroleum produced under the Licence on and (but for this agreement) after the Economic Date and to receive the gross proceeds from the sale or other disposition thereof; and

         (b) the right, title and interest in and to jointly owned funds, jointly owned property (including without limitation physical equipment, material and other real, personal and intangible property) and all other assets which are or may be owned pursuant to or under any of the Licence Interest Documents;

         "VAT" means the tax applied pursuant to the Value Added Tax Act 1994;

         "Working Capital Adjustment" means the sum determined pursuant to clause 4.2.

1.2 All references to clauses, recitals and schedules are, unless otherwise expressly stated, references to clauses of and recitals and schedules to this agreement.

1.3 The headings in this agreement are inserted for convenience only and shall be ignored in construing this agreement.

1.4 Any reference to any statute or statutory instrument in this agreement shall be a reference to the same as amended, consolidated or extended, supplemented or re-enacted from time to time on or before the date of this agreement and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant or the date of this Agreement.

1.5 Except where the context otherwise requires, words denoting the singular include the plural and vice versa; words denoting any gender include all genders; words denoting persons include firms and corporations and vice versa.

1.6 Reference herein to time shall be to such time as is statutorily in force in the United Kingdom.

2        CONDITIONS

2.1 The respective obligations of Difco to sell and Buyer to purchase the Transferred Interests and thereby to effect Completion shall be subject to the satisfaction of the following conditions precedent:-

         (a) the written consents and approvals of the Secretary to the implementation of all matters provided for in this agreement and in any other documents referred to herein, in a form and substance reasonably satisfactory to Difco and Buyer;

         (b) any necessary consents and approvals of regulatory or governmental authorities in the United Kingdom and the EU having been given in a form and substance reasonably satisfactory to Difco and Buyer to the transactions contemplated by this agreement;

         (c) execution of the Assignment Documents by all parties thereto other than Difco and Buyer;

         (d) the receipt of the written approval or consent of every party to each Licence Interest Document whose approval or consent is required to the assignment or transfer of any

                  Licence Interest Document pursuant to this agreement, having been given in form and substance reasonably satisfactory to Difco and Buyer;

         (e) there having been no material breach of the representations and warranties of the Parties contained in this agreement and each Party having performed in all material respects all of its covenants and agreements contained in this agreement (provided that neither Party shall be entitled to rely on its own breach or non-performance in order to delay or avoid effecting Completion);

         (f) no co-venturer in relation to the Transferred Interests having successfully exercised any binding right contained in a JOA to pre-empt the sale and purchase hereby contemplated; and

         (g) the effective discharge of all mortgages, charges (fixed or floating), pledges, liens, security interests or other encumbrances to the extent that the same affect or relate to the Transferred Interests including, without limitation, the Credit Agreement, the 1998 Debenture, the Debenture and the Guaranty each as defined in the Government Agreement made between The Secretary of State for Trade and Industry, Difco and Toronto Dominion (Texas), Inc. on 28 June 2000.

2.2 If the conditions specified in clause 2.1 have not all been satisfied or waived by Buyer before 5.30 p.m. on 31 March 2001 or such other time or date as Difco and Buyer agree in writing either Party shall have the right to terminate this agreement and no Party shall have any rights or liabilities hereunder except in respect of any breach of this agreement committed before such date.

2.3 Difco and Buyer shall each use their respective reasonable endeavours to procure that each of the above conditions is satisfied on or before the time or date specified for its satisfaction.

3        SALE AND PURCHASE OF THE TRANSFERRED INTERESTS

3.1 Subject to the terms and conditions of this agreement Difco shall sell to Buyer for the Consideration and Buyer shall purchase the Transferred Interests (subject to clause 3.2) as at the Completion Date free from all liens, charges, mortgages, pledges, encumbrances or security interests or other title defects whatsoever relating thereto (other than in relation to any obligation to pay rent or royalty under the Licence or arising under applicable legislation or the Licence Interest Documents, including the obligations to pay rent and royalty on the terms and conditions of this agreement) to the extent created by, through or under Difco, but not otherwise.

3.2 The sale and purchase referred to in clause 3.1 above shall, as between the Parties, be deemed for all purposes to be made with effect on and from the Completion Date but so that in the period between the Economic Date and the Completion Date the adjustments specified in Clause 4 and the indemnities specified in Clause 7 shall have effect accordingly.

3.3 Difco shall, as soon as is reasonably practicable after the date hereof and in any event within five Business Days from the execution hereof, give notice to the parties entitled thereto in accordance with the assignment clause of each JOA.

3.4      Termination

         (a) Notwithstanding any other provision of this Agreement, if prior to this Agreement or prior to Completion one or more events occur giving rise to physical damage to any Property:

                  (i) which is accepted by the insurers as a total loss or a constructive total loss under Difco's insurance in respect of any material part of the Property; or

                  (ii) where the aggregate of the costs arising from such event or events (in terms of aggregate repair or replacement costs which will or, assuming (if not a fact) repair or replacement of the relevant physical damage, would be borne or suffered by the owners of the relevant Property as estimated in good faith by the Licence Operator(s)) will or would exceed the sum of (pound)5 million; then the Buyer shall have the right to terminate this Agreement by notice in writing to Difco given in accordance with Clause 3.4(e); or

                  (iii) which causes a total shutdown in or delivery of twenty-five percent (25%) or more of the production from the Transferred Interests which total shutdown is estimated in good faith by the Licence Operator as likely to continue for not less than one year from the date of such event.

                  As soon as possible after the occurrence of any event referred to in Clause 3.4(a), Difco shall request the Licence Operator to give a bona fide estimate of the estimated repair and replacement costs as referred to in Clause 3.4(a)(ii) and in the case of a total shutdown under clause 3.4(a)(iii) the estimated duration of such total shutdown.

          (b) If for any reason the Licence Operator fails to provide the estimate(s) referred to in Clause 3.4(a) within ten (10) days of a request from Difco, they shall be made by an independent expert appointed by Difco and the Buyer, or if Difco or the Buyer are unable to agree such appointment within twenty-four
                  (24) hours, appointed by the President of the Institute of Petroleum upon request of either Difco or the Buyer.

          (c) The estimate given by the Licence Operator or by the expert pursuant to Clauses 3.4(a) or (b) shall be final and binding on the Parties. In giving estimates, neither the Licence Operator nor the expert shall be deemed to act as an arbitrator. In any case in which an estimate is given by an expert pursuant to this Clause 3.4(b), the costs of the expert will be borne equally by Difco and the Buyer.

          (d) Notice of termination pursuant to this Clause 3.4 shall be given by the Buyer in accordance with the provisions of Clause 11 within ten (10) Business Days of:

                  (i) the Buyer receiving written confirmation from the insurers (or a copy thereof) that they accept that the relevant Property is a total loss or a constructive total loss (in the case of termination under Clause 3.4(a)(i)); or

                  (ii) receipt by the Buyer of the Licence Operator's bona fide estimate or the expert's estimate, whichever is applicable (in the case of termination under Clauses 3.4(a)(ii) or (iii)).

                  In the event of termination of this Agreement as aforesaid, there shall be no liability on the part of the Parties or any of their Affiliates with respect to or in connection with this Agreement and for avoidance of doubt the obligations of any guarantor shall be released, save for any liabilities arising prior to the date of termination.

          (e) If, in respect of an event referred to in Clause 3.4(a), the Licence Operator's or expert's estimate referred to in Clauses 3.4(a) or (b) or, if applicable, written notices from insurers stating that they do not accept that the relevant Property as a total loss or constructive total loss have not been received by the Buyer prior to the date which is ten (10) Business Days prior to Completion, then the Completion Date shall be delayed until ten (10) Business Days after receipt by the Buyer of the Licence Operator's or expert's estimate or insurer's notice (as applicable).

          (f) Where a right to terminate this Agreement provided by this Clause 3.4 is not exercised within the period of ten (10) Business Days referred to in Clause 3.4(e), this Agreement shall remain in full force and effect in accordance with its terms.

4        CONSIDERATION

4.1      The Consideration shall be the sum of:-

          (a) Sixteen Million Six Hundred and Eighty-one Thousand Five Hundred and Four Pounds Sterling
                  ((pound)16,681,504.00) (the "Cash Consideration"); and

          (b) the Working Capital Adjustment (which may be a positive or negative amount); and

          (c) an amount equal to the aggregate of the sums produced by applying the Referenced Interest Rate for the period between the Economic Date and the actual Completion Date, to the Cash Consideration; and

          (d)     the Cash Calls Adjustment (which shall be a positive amount);
                  and

          (e) an amount equal to the sum produced by applying the Referenced Interest Rate to each Cash Call after applying the adjustment in Clause 4.1(h) included in the Cash Call Adjustment from the date on which such Cash Call was paid until the Completion Date (which shall be positive amount); and

          (f) the Income Adjustment (which shall be a negative amount, or zero); and

          (g) an amount equal to the sum produced by applying the Referenced Interest Rate to items of income within the Income Adjustment after applying the adjustment at Clause 4.1(h) from the date when such income is paid until the Completion Date (which shall be a negative amount); and

          (h) to the extent that any adjustments are made pursuant to this clause 4 as a result of which Benefits are received by, or are credited to a Party (the "Receiving Party") which have accrued, or will accrue to the other Party for Corporation Tax purposes, the Receiving Party shall reimburse the other Party thirty percent (30%) of such Benefits.

4.2 The Working Capital Adjustment shall be the sum calculated to reflect the monetary value of the items set out in schedule 6 as at the Economic Date by:-

          (a) adding together the amounts of material stocks, cash balances, debtors and pre-payments (the term "pre-payments" shall not include Licence rentals paid prior to the Economic Date) (the "Positive Balance");

          (b) adding together the amounts of accruals and creditors (the "Negative Balance"); and

          (c)     deducting the Negative Balance from the Positive Balance.

           The Working Capital Adjustment shall be a negative or positive amount, which:-

          (d) if negative, shall represent an amount due from Difco to Buyer; or

         (e) if positive, shall represent an amount due from Buyer to Difco.

4.3 The Working Capital Adjustment shall be in the form set out in schedule 6 and shall be delivered by Difco within 30 days of the date of this Agreement. Difco shall provide Buyer with copies of the Licence Operator's reports and correspondence in the possession of Difco from which the statement has been derived. Notwithstanding the provisions of clauses 4.7 and 4.8, settlement of the sum detailed in schedule 6 (as varied by any adjustment agreed between the parties) shall be made on Completion.

4.4 The Cash Calls Adjustment shall be the sum of all Cash Calls invoices and other payment requests related to the expenditures incurred after the Economic Date, made by the Licence Operators and paid by Difco pursuant to the Licence Interest Documents during the Economic Adjustment Period. The Cash Call Adjustment shall be a positive amount for the purpose of calculating the Consideration.

4.5 The Income Adjustment shall be the sum of all income received in respect of the Transferred Interests during and in respect of the Economic Adjustment Period. The Income Adjustment shall be a negative amount for the purposes of calculating the Consideration.

4.6      Not Used.

4.7 Difco shall no later than five Business Days prior to Completion provide Buyer with a written statement giving an estimate of the Consideration. Notwithstanding the provisions set out below, settlement of the undisputed portion of the sum detailed in the statement shall be made on Completion. Within 60 days after Completion Difco shall provide Buyer with a written statement giving the final amount of the Consideration and the said amount, to the extent not already paid or taken into account on Completion, shall be paid by Difco or Buyer (as the case may be) within five Business Days of delivery of such notification. If Difco and Buyer shall fail to agree upon such statement, the relevant statement shall be referred for resolution in accordance with the provisions of clause 4.10.

4.8 If any of the amounts required for the determination of the Consideration has not been agreed prior to the Completion Date then:-

         (a) settlement of the undisputed balance of the Consideration shall be made at Completion; and

         (b) settlement of any other amount making up the Consideration shall be made (by payment from Buyer to Difco if the amount is positive or by payment from Difco to Buyer if the amount is negative) as soon as practicable after determination, and interest shall continue to be payable on the relevant amount at the Referenced Interest Rate from the Completion Date to the date of the actual payment.

4.9 The Consideration shall be payable in accordance with the provisions of clause 6. For the avoidance of doubt (but without prejudice to the provisions of clause 7), the Consideration shall be adjusted to the extent of Buyer's assumption of the liability to pay Cash Calls after Completion wholly or partly in respect of the expenditure taken into account in the Economic Adjustment Period.

4.10 If the Parties cannot agree the statement referred to in clause 4.3 or clause 4.7, the same shall be referred for determination by a partner in a leading independent City of London firm of chartered accountants, which individual shall have at least ten years' experience of the oil and gas industry, and who shall be nominated by the Parties, or failing agreement on such nomination within five Business Days of a Party notifying the other that it proposes to refer the dispute to an expert, nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales. The nominated chartered accountant shall be afforded the same access to books, records, accounts and documents in the possession of the Parties as they have in respect of each other. Such person shall act as an expert and not as an arbitrator. The said accountant's determination shall, in the absence of fraud or manifest error, be final and binding on the Parties. The costs of such expert shall be borne by the Parties in the proportions such expert thinks fit. Payment of the finally determined sum shall be made in accordance with clause 6.2(b) hereof by the relevant Party on the Completion Date or within five Business Days of the determination, whichever is the later, failing which interest shall accrue on said sum at the specified rate in clause 11.2 until the date of payment.

4.11 The settlements of amounts pursuant to this clause 4 shall be subject to further adjustment pursuant to clause 7.

4.12     Not Used

4.13 The benefit of any audit exceptions as a result of any audit carried out under a JOA in respect of any period prior to the Economic Date shall be for the benefit of Difco and any sums received by Buyer in respect thereof shall promptly be paid by Buyer to Difco.

5        PERIOD UNTIL COMPLETION DATE

5.1      During the period between the date of this Agreement and the Completion
         Date:-

         (a) Difco shall continue to meet all expenditure and receive all income relating to the Transferred Interests and shall perform and comply with all of its obligations under the JOAs and other Licence Interest Documents;

         (b) Difco shall (subject to any confidentiality obligations by which it is bound) provide to Buyer access to all Data and other technical, financial and contractual information in its possession relating to the Transferred Interests as Buyer may from time to time reasonably require, excluding Board papers, internal memoranda and personal correspondence;

         (c) Difco shall, (subject to any confidentiality obligations by which it is bound) prior to any meeting of the operating committee, the participants or with the Licence Operator under any JOA, (or any other of the Licence Interest Documents) or between any of the above mentioned parties and the Secretary or to any material decision being taken in relation to the Transferred Interests, consult with Buyer and have due and proper regard to any representations which Buyer may make concerning matters to be discussed at such meeting and cast Difco's vote or abstain from doing so with due and proper regard to the reasonable wishes of the Buyer;

         (d) Difco shall not without the prior written consent of Buyer (not to be unreasonably withheld) agree to amend the Licence Interest Documents or to execute any new agreement in respect of the Transferred Interests to the extent that any such amendments or new agreement would have a material adverse impact on the Transferred Interests; and

         (e) Difco shall continue to carry on its activities in relation to the Transferred Interests in the ordinary and usual course so as to protect and maintain the same.

5.2 Without prejudice to the foregoing, Difco shall (subject to any confidentiality obligations by which it is bound) ensure from the date of execution hereof that pending Completion Buyer is kept fully informed of developments in relation to the Transferred Interests including but not limited to:-

         (a)      the making of any Cash Calls;

         (b)      the approval of any AFE;

         (c)      the adoption or proposal of any work programme and budget;

         (d) subject to any restrictions on disclosure by Difco, the transfer or the receipt of any significant geological or other data which Difco shall make available to Buyer in accordance with the provisions of this agreement; and

         (e)      any material matters relating to insurance.

5.3 The Parties will hold in confidence all information furnished or disclosed to each other in connection with the transactions contemplated by this agreement as well as all information concerning the Transferred Interests contained in any analyses, compilations, studies or other documents prepared during such period and any business and/or commercial information in respect of the Parties (collectively, the "Transferred Interests Information"). However, Transferred Interests Information shall not include any information which is:-

         (a) generally available to the public other than as a result of a wrongful disclosure by a Party; or

         (b) available to a Party on a non-confidential basis from a source other than the other Party if such source is, to the disclosing Party's knowledge, entitled to disclose such information.

         Neither Party will, without the prior written consent of the other Party, release or disclose any Transferred Interests Information to any other person, except to its Affiliates' officers, directors, employees, accountants, representatives, agents, consultants and financial advisers who need to know the Transferred Interests Information in connection with the Completion or financing of the transactions contemplated by this agreement, who are informed of the confidential nature of the Transferred Interests Information and who agree to be bound by the terms and conditions of this clause 5.3 and except further to the extent required by any applicable statute, the Licence or the requirements of any recognised stock exchange or other regulatory authority in compliance with its rules and regulations or any Government agency (including without limitation London Stock Exchange and the Securities Exchange Commission of the United States of America) lawfully requesting such information or any court of competent jurisdiction acting in pursuance of its powers.

5.4 Notwithstanding the termination of this Agreement, the provisions of clause 5.3 above shall continue in force for a period of five years from the date of execution of this Agreement.

5.5 With regard to insurance matters, between the date of this agreement and the Completion Date, Difco shall procure that all insurance policies which are in force in relation to the Transferred Interests and to which Difco is a party or a beneficiary ("Insurance Policies") are maintained or caused to be maintained and shall do nothing which might prejudice or affect recovery thereunder.

5.6 If Completion does not take place for any reason provided for in this agreement:-

         (a) the Transferred Interests Information, except for that portion thereof contained in analyses, compilations, studies or other documents prepared by or on behalf of either Party, will be returned to the disclosing Party within a reasonable time of its request therefor and copies thereof shall not be retained; and

         (b) that portion of the Transferred Interests Information which is contained in analyses, compilations, studies or other documents shall, at the direction of the disclosing Party, be expunged (where it is reasonably practicable to do so) and either destroyed or returned to the disclosing Party.

6        COMPLETION

6.1 Subject to the other provisions hereof completion shall take place at the offices of Buyer in Houston, Texas USA as soon as possible following the day on which the conditions specified in clause 2.1 have been satisfied.

6.2      On the Completion Date:-

         (a) Difco shall deliver to Buyer (to the extent not already delivered prior to Completion):-

                  (i) the Assignment Documents duly executed by all the parties thereto other than Buyer (and, in the case of each Deed of Licence Assignment, the Secretary);

                  (ii)    copies of each Secretary's Consent;

                  (iii) copies of the consents or approvals, if any, referred to in clauses 2.1(b) and 2.1(d) and obtained by or on behalf of Difco;

                  (iv) a certificate executed by Difco certifying as to the matters set forth in clause 2.1(e) to the extent that they relate to Difco's obligations;

                  (v)     parent company guarantee; and

                  (vi) evidence of discharge in accordance with Clause 2.1(g) in a form reasonably acceptable to the Buyer.


         (b)      Buyer shall:-

                  (i) deliver to Difco copies of the consents or approvals, if any, referred to in clauses 2.1(b);

                  (ii) subject to clause 6.2(a), execute the relevant Assignment Documents;

                  (iii) pay to Difco the Consideration (in accordance with the provisions of clause 4) by means of telegraphic transfer to Difco's bank account at:-


                            Bank of Scotland
                            St. James's Gate
                            14-16 Cockspur Street
                            London SW1Y 5BL
                            Account Number: 00951416
                            Sort Code: 12-11-03

                  (v) deliver to Difco a certificate executed by Buyer certifying as to the matters set forth in clause 2.1(f) to the extent that they relate to Buyer's obligations.

         (c) Each Party shall, and shall procure that its Affiliates shall, execute all such other documents and do all such other acts and things as may reasonably be required in order to effect the transfer of the Transferred Interests to Buyer and otherwise carry out the true intent of this agreement.

         (d) On or within ten Business Days after the Completion Date, Difco will deliver to the Buyer the originals of the Licence Interest Documents and the Data in its possession. Any costs, charges or expenses payable to any third party data storage companies in respect of the transfer or relocation of any Data or photocopying charges shall be borne by Buyer.

7        INDEMNITY

Without prejudice to the provisions of clause 8 and, except as otherwise expressly provided in this agreement:-

7.1 To the extent that any costs, charges, expenses, liabilities and obligations relating to Transferred Interests (together "Obligations") are properly incurred by Difco in respect of any period after the Economic Date and the Consideration has not been adjusted pursuant to clause 4 in respect thereof, Buyer shall re-imburse and indemnify Difco against any of such Obligations which are borne by Difco.

7.2 To the extent that Buyer properly incurs any Obligations attributable to periods prior to the Economic Date and the Consideration has not been adjusted pursuant to clause 4 in respect thereof, Difco shall re-imburse and indemnify Buyer against any such Obligations which are borne by Buyer.

7.3 To the extent that any income, receipts, rebates or other benefits (other than any benefit accruing pursuant to the provisions of clause
         5.5 which shall be dealt with in accordance with the provisions of that clause) relating to the Transferred Interests (together "Benefits") are received by or credited to Difco in respect of any period after the Economic Date, and the Consideration has not been adjusted pursuant to clause 4 in respect thereof, Difco shall, except as otherwise provided herein, re-imburse Buyer for any such Benefits.

7.4 To the extent that any such Benefits are received by or credited to Buyer in respect of any period prior to the Economic Date and the Consideration has not been adjusted pursuant to clause 4 in respect thereof Buyer shall re-imburse Difco for any such Benefits.

7.5 To the extent that any adjustments are made pursuant to this clause 7 as a result of which Benefits are received by, or are credited to a Party (the "Receiving Party") which have accrued, or will accrue to the other Party for Corporation Tax purposes, the Receiving Party shall reimburse the other Party thirty percent (30%) of such Benefits

7.6 To the extent any Obligations accrue or arise on or after the Economic Date, including but not limited to plugging and abandonment and environmental liabilities, and such Obligations are not otherwise provided for or dealt with under this agreement, Buyer shall assume and timely pay such Obligations and shall protect, defend and indemnify Difco from any such Obligations.

8        REPRESENTATIONS AND WARRANTIES

8.1 Subject to the provisions of this clause, Difco hereby represents and warrants to Buyer in the terms set out in part 1 of schedule 1 ("Difco's Warranties") and Buyer hereby represents and warrants to Difco in the terms set out in part 2 of schedule 1 ("Buyer's Warranties"). Notwithstanding any other provisions of this agreement, Buyer shall have the right of full substitution and subrogation in and to any and all rights and actions of warranty which Difco has or may have in respect of the Transferred Interests against all preceding owners of the Transferred Interests

8.2      Difco's Warranties are subject to the following:-

         (a) the matters disclosed by the Licence, the JOA and the PUA and the Disclosure Letter;

         (b) any matter hereafter done or omitted to be done by or with the written consent of or at the written request of Buyer;

         (c) there shall be no claim if in respect of any single circumstances the amount of the claim is less than fifty thousand Dollars ($50,000);

         (d) there shall be no claim if the amount of the claim when aggregated with all other claims in excess of fifty thousand Dollars ($50,000) already made is less than two hundred fifty thousand Dollars ($250,000).

8.3 Difco's and Buyer's Warranties shall be deemed to be repeated as at Completion with reference to circumstances then existing and, subject to the other provisions of this agreement, shall survive Completion so that the remedies for breach of any of such warranties shall continue to subsist notwithstanding Completion for a period of one (1) year following Completion whereupon such Warranties shall expire and be of no further force or effect except with respect to any breaches of Warranties as to which specific written notice has been provided within such one (1) year time period.

8.4 In the event of any matter or thing materially inconsistent with any of Difco's Warranties arising at or before Completion and Difco having failed to remedy such material inconsistency by Completion Buyer shall not be bound to complete the acquisition of the Transferred Interests and Buyer may rescind this agreement prior to Completion. If Buyer elects to rescind this agreement pursuant to this clause, such rescission shall be its sole remedy for such continuing inconsistency.

8.5 Difco will immediately notify Buyer in the event that it becomes aware of any matter or thing which would or might constitute a material breach of any of Difco's Warranties or otherwise entitle Buyer to rescind this agreement pursuant to clause 8.4 above. Buyer will immediately notify Difco in the event that it becomes aware of any matter or thing, which would or might constitute a material breach of any of Buyer's Warranties or otherwise entitle Difco to rescind this agreement pursuant to clause 8.4 above.

8.6 Neither Party shall be liable under this agreement for any claim for breach of any of Difco's Warranties (in the case of Difco) or Buyer's Warranties (in the case of Buyer):-

         (a) unless notice of the claim is given in writing by the Party claiming breach to the other Party setting out particulars of the grounds on which the claim is based, on or before the first anniversary of the Completion Date, it being understood, however, that Buyer shall have the right of full substitution and subrogation in and to any and all rights and actions of warranty which Difco has or may have in respect of the Transferred Interests against all preceding owners of the Transferred Interests.

         (b) to the extent that the liability of a Party for all claims made would thereby exceed the Consideration;

         (c) to the extent that such claim has already been taken into account pursuant to clause 4.

8.7 Where any warranty is qualified by any reference to the knowledge of any Party, that Party shall be deemed to have made all reasonable inquiries concerning the subject matter of that warranty.

8.8      Not Used.

8.9 Nothing herein shall be deemed to relieve Buyer from any common law duty to mitigate any loss or damage incurred by it and in any event Buyer undertakes that it will procure that following Completion insofar as relevant to Difco's Warranties or other obligations of Difco hereunder it shall to the extent not detrimental to Buyer take all reasonable steps to perform its obligations owing to and enforce its rights against third parties including (without limitation) promptly to recover any sums relevant thereto.

8.10 Buyer shall not be entitled to recover any sum in respect of any claim under Difco's Warranties or otherwise obtain reimbursement or restitution more than once in respect of any one circumstance or event in relation to which such claim is brought.

8.11 If Difco pays to Buyer an amount in discharge of a claim under Difco's Warranties and Buyer recovers (whether by payment, discount, credit or otherwise) from a third party (including any taxation authority) a sum which would not have been received but for the circumstances giving rise to the claim in respect of which the payment by Difco was made, Buyer shall repay to Difco an amount equal to the lesser of the amount Difco shall have so paid to Buyer or the sum received from the third party less any costs or expenses incurred in recovering the same (whichever shall be the lower).

8.12 No breach of any warranty, covenant or undertaking hereunder or misrepresentation or misstatement of fact by either Party shall give rise to a right on the part of the other Party to rescind or terminate this agreement following Completion.

8.13 Neither Party shall be liable in respect of any claim hereunder by the other Party to the extent (and only to the extent) that such liability is increased wholly or partly out of or as a result of or in connection with any act or omission after the date hereof of the other Party.

8.14 Save as and to the extent set forth in their respective Warranties, the Disclosure Letter and elsewhere in this agreement, the Parties make no representations or warranties in respect of any matter or thing and disclaims all liability and responsibility (except in the case of fraud or misfeasance) for any representation, warranty, statement, opinion or information made or communicated (orally or in writing) to each other (including without limiting the generality of the foregoing, any representation, warranty, statement, opinion, information or advice made or communicated to Buyer by any other shareholder, stockholder, director, employee, agent, consultant or representative of the other party or of any of its Affiliates) and each of the Parties acknowledges and affirms that it has not relied upon any representation, warranty, statement, opinion or information in entering into and carrying out the transactions contemplated by this agreement. Without limiting the generality of the foregoing, Difco makes no representations or warranties as to:-

      (a) the quantity of Petroleum reserves attributable to the Transferred Interests;

      (b) the quality or deliverability of said Petroleum reserves or the existence of a public market; or

      (c) any geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations concerning the Transferred Interests.

8.15 Buyer shall make its own independent investigation, analysis and evaluation of the geological, geophysical, engineering, marketing, economic or other interpretations, costs and prospects for further development of the Transferred Interests. Immediately following execution of this agreement, Difco, in Difco's offices, will make the Data available to Buyer and Buyer's authorised representatives. Difco shall permit Buyer and Buyer's authorised representatives to consult with Difco's employees during reasonable business hours. Buyer shall not contact any Licence Operator under the JOAs directly without Difco's consent.

8.16 Without restricting the rights of Buyer or the ability of Buyer to claim damages on any basis available to it, in the event of a breach of Difco's Warranties, Difco shall pay to Buyer the amount necessary to put Buyer into the position which would have existed in the absence of such breach.

8.17 Each of Difco's Warranties and Buyer's Warranties shall be construed as a separate representation, warranty, covenant or undertaking (as the case may be) and (except as expressly provided to the contrary) shall not be limited by the terms of any of the other representations or warranties or by the other terms of this agreement.

9     ANNOUNCEMENTS

      Subject to the terms of the JOAs, no Party nor any Affiliate of either of them shall, without the prior written consent of the other Party, issue or make any public announcement or statement regarding this agreement or any matter which is the subject of this agreement, unless it is necessary for that Party or its Affiliate to make such public announcement or statement in order to comply with a statutory obligation, an obligation to include information in published or audited accounts, or with the requirement of a competent government agency, the Securities and Exchange Commission or other regulatory body, or a recognised stock exchange on which that Party or such Affiliate has its shares listed or an unlisted securities market in which its shares are dealt, in which event, the Party proposing to make such an announcement or statement shall consult with the other Party and shall take account of any representations made by the other Party. A copy of such announcement or statement shall be furnished to the other Party at least 72 hours prior to publication and such announcement or statement shall be limited to the minimum so required.

10    NOTICES

10.1 Any notice under this agreement shall be in writing and signed by or on behalf of the Party giving it and may be served by leaving it at or sending it by fax (subject to receipt of a confirmation copy by prepaid first class post), prepaid recorded delivery or registered post to the address and for the attention of the relevant Party set out in clause
      10.2. Any notice so served by fax (subject to receipt of a confirmation copy by prepaid first class post), recorded delivery or registered post shall be deemed to have been received:-

      (a) in the case of fax on the Business Day next following the date of dispatch and upon receipt of the correct answerback; and

      (b) in the case of recorded delivery or registered post, on the Business Day next following the date of posting.

10.2 The addresses of the Parties for the purpose of clause 10.1 are as follows:-

      (a)  Difco:-

           Difco Limited

           Address: 4200 E. Skelly Drive, Suite 1000
           Tulsa, Oklahoma  USA  74135

           Fax:       918.494.4918

           Attention: John A. Keenan

      Buyer:-

           Burlington Resources (Irish Sea) Limited

           Address:  One Canada Square
           Canary Wharf, London  E14 5AA

           Fax:      (0044) [0]2073 699548

           Attention:  The Director and General Manager

      or such other address and/or person as the Parties shall from time to time notify to each other.

11    COSTS, EXPENSES AND DELAYED PAYMENT

11.1 Difco and Buyer shall each pay its and its Affiliates' own costs and expenses in relation to the preparation and execution of this agreement and the documents contemplated hereby or executed pursuant hereto.

11.2 Without prejudice to any other rights hereunder, if any amount payable hereunder is not paid when due, the defaulting Party shall pay interest on such amount from the due date of payment (after as well as before judgment) at a rate equal to two point five per cent. (2.5%) above the Referenced Interest Rate.

12    TAXATION

12.1  (a)  Difco and Buyer agree that the amount shown on schedule 7 shall be allocated accordingly as expenditure qualifying for Mineral Extraction Allowances at twenty-two decimal five percent (22.5%) and Plant and Machinery Allowances at twenty-two decimal five percent (22.5%) and the balance of such Cash Consideration shall be allocated to the Licences.

      (b) The elements of the Cash Consideration in clauses 4.3 and 4.4 and the Economic Adjustment Period Consideration in clause 4.6 shall be allocated so as to reflect the nature of the expenditures for each element of the Consideration as shown in the appropriate Licence Operator's billing statement.

      (c) The elements of the Cash Consideration in clauses 4.1(e) and 4.1(f) shall be allocated to the Licence.

      Both Difco and Buyer agree to file their CT computations on this basis as a just and reasonable allocation and shall use all reasonable endeavours to agree the foregoing Consideration allocation with the Inland Revenue and in the event of a challenge by the Inland Revenue to such allocation the Parties shall use reasonable endeavours and shall provide reasonable co-operation to each other in order to resist such a challenge, provided that if, nevertheless, such a challenge is successful, so much of the consideration as is no longer allocated to plant and machinery as a result shall be reduced by twenty-two decimal five percent (22.5%).

12.2 Buyer acknowledges that the element of Consideration allocated to Mineral Extraction Allowances represents expenditure incurred by Difco, Burlington or BG Exploration and Production Limited in respect of mineral exploration and access as defined within Parts IV and VII of the Capital Allowances Act 1990. Difco accepts that Buyer will claim Capital Allowances under
      Part IV of the Capital Allowances Act 1990 in respect of this element of the Consideration.

12.3  (a)  Each Party confirms that it is registered for Value Added Tax ("VAT")
           in the United Kingdom or has applied for registration for VAT and that the Transferred Interests are acquired by Buyer for its own trade of exploration and exploitation.

      (b)  Each Party  confirms that it has not elected to waive exemption under schedule 10 of the Value Added Tax Act 1994.

      (c) Each Party confirms that the transfer of the Transferred Interests shall be treated as a transfer of a going concern under Article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI 1995 No.
           1268), so that the transfer of the Transferred Interests is neither a supply of goods nor a supply of services for VAT purposes and prior to Completion Difco shall use its reasonable endeavours to obtain from HM Customs and Excise clearance that this transaction will be regarded as a transfer of going concern.

      (d) Notwithstanding that the Parties believe that the transfer hereunder is a transaction which is outside the scope of VAT by virtue of
           Article 5 of the Value Added Tax (Special Provisions) order 1995 (SI 1995 No. 1268), in the event that either Party is advised in writing by HM Customs & Excise that the transaction is subject to VAT and if so called upon to do so by Difco, Buyer undertakes to pay to Difco, on presentation of a proper VAT invoice therefore, any amount due in respect of VAT set out in such invoice within 30 days of demand. In the event that VAT is chargeable, Difco will assist in any way possible to enable Buyer to recover VAT properly chargeable on the transaction, subject to Difco's requirements under VAT legislation in force at the time.

      (e) Difco shall prepare a notice and the Parties shall jointly notify the Board of Inland Revenue of the sale and purchase of the Transferred Interests in compliance with paragraph 3 of Schedule 17 of the Finance Act 1980 (hereinafter the "FA80") and shall not make an application under Paragraph 4 of Schedule 17 of FA80 for the provisions of Parts II and III of Schedule 17 of FA80 not to apply to such sale and purchase.

      (f) Difco shall indemnify the Buyer in respect of any liabilities which the Buyer may incur in relation to the Transferred Interests arising in connection with Schedule 15 of the Finance Act 1973 to the extent that they arise in respect of events occurring before the Completion Date.

12.4 Where any amount is required to be paid under this agreement as interest, and tax is required by law to be deducted from such amount, the party making such payments shall be entitled to make such deduction, and account for the same to the Inland Revenue.

12.5 The Parties acknowledge that any expenditure incurred in relation to the Transferred Interest prior to the Economic Date will be claimed by Difco to the extent that it is eligible for relief under the provisions of schedule 7 of the Oil Taxation Act 1975.

13    VARIATION

      The terms and conditions of this agreement shall only be varied by an agreement in writing by each of the Parties and specifically referring to this agreement.

14    ASSIGNMENT

      No Party shall assign all or part of its rights, title or interest in this agreement without the prior consent in writing of the other Party.

15    FURTHER ASSURANCE

      The parties shall execute or cause to be executed and deliver to each other such further deeds and documents and do all such further acts and things as may reasonably be necessary or as may reasonably be requested by either party more fully to vest in and assign to Buyer all rights, powers, privileges and remedies herein intended to be vested in or assigned to Buyer.

16    GENERAL

16.1 Subject to the provisions of clause 8.3 hereof, this agreement including, without limitation, the representations, warranties and undertakings hereunder shall remain in full force and effect notwithstanding Completion.

16.2 No waiver by either Party of any breach of a provision of this agreement shall be binding unless made expressly in writing and any such waiver shall relate only to the matter to which it expressly relates and shall not apply to any subsequent or other matter.

16.3 This agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties hereto.

16.4  Time shall be deemed to be of the essence of this agreement.

16.5 This agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes and excludes all negotiations and preliminary agreements whether oral or written.

16.6 Notwithstanding termination of this agreement in accordance with its terms, the provisions of clauses 5.3, 5.4, 9, and 11 shall survive termination, shall be deemed to remain in full force and effect and the parties shall continue to be bound thereby.

17    GOVERNING LAW

17.1 This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation or performance) shall be exclusively governed by and construed in accordance with English Law, without reference to any conflicts of laws principles applied by the courts of England.

17.2 The Parties hereby submit to the non-exclusive jurisdiction and forum of the English Courts for the purpose of hearing and determining any dispute, controversy or claim of whatsoever nature arising out of this agreement and to the non-exclusive jurisdiction of the English Courts for the purpose of enforcement of any judgment against their respective assets.

17.3 Without prejudice to any other permitted mode of service the Parties agree that service of any writ, notice or other document for the purpose of any proceedings begun in England shall be duly served upon it if delivered or sent by first class post, in the case of:

      (a) Buyer to the address given under clause 10.2 (marked for the attention of Commercial Director); and

      (b) Difco to the address given under clause 10.2 (marked for the attention of Commercial Director);

      or such other person and address in England and/or Wales as either Party shall notify the others in writing from time to time.

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